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                                                                    EXHIBIT 99.4

                              THE GNI GROUP, INC.

                               OFFER TO EXCHANGE
                    UP TO $75,000,000 IN PRINCIPAL AMOUNT OF
                 10 7/8% SERIES A SENIOR NOTES DUE 2005 ISSUED
                        AND SOLD IN A TRANSACTION EXEMPT
                   FROM REGISTRATION UNDER THE SECURITIES ACT
                              OF 1933, AS AMENDED
                                      FOR
                    UP TO $75,000,000 IN PRINCIPAL AMOUNT OF
                     10 7/8% SERIES B SENIOR NOTES DUE 2005

To Securities Dealers, Commercial Banks
Trust Companies and Other Nominees:


     Enclosed for your consideration is a Prospectus dated October 15, 1998 (as the same may be amended or supplemented from time to time, the "Prospectus") and a form of Letter of Transmittal (the "Letter of Transmittal") relating to the offer (the "Exchange Offer") by The GNI Group, Inc. (the "Company" and, together with its subsidiaries, each of whom have guaranteed the Restricted Notes (as defined below) the "Issuers") to exchange up to $75,000,000 in principal amount of its 10 7/8% Series A Notes due 2005 issued and sold in a transaction exempt from registration under the Securities Act of 1933, as amended (the "Restricted Notes"), for up to $75,000,000 in principal amount of its 10 7/8% Series B Senior Notes due 2005 (the "Exchange Notes").



     We are asking you to contact your clients for whom you hold Restricted Notes registered in your name or in the name of your nominee. In addition, we ask you to contact your clients who, to your knowledge, hold Restricted Notes registered in their own name. The Issuers will not pay any fees or commissions to any broker, dealer or other person in connection with the solicitation of tenders pursuant to the Exchange Offer. You will, however, be reimbursed by the Issuers for customary mailing and handling expenses incurred by you in forwarding any of the enclosed materials to your clients. The Issuers will pay all transfer taxes, if any, applicable to the tender of Restricted Notes to it or its order, except as otherwise provided in the Prospectus and the Letter of Transmittal.


     Enclosed are copies of the following documents:

        1. The Prospectus;


        2. A Letter of Transmittal for your use in connection with the tender of Restricted Notes and for the Information of your clients;



        3. A form of letter that may be sent to your clients for whose accounts you hold Restricted Notes registered in your name or the name of your nominee, with space provided for obtaining the clients' instructions with regard to the Exchange Offer;


        4. A form of Notice of Guaranteed Delivery; and

        5. Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9.


     Your prompt action is requested. The Exchange Offer will expire at 5:00 p.m., New York City Time, on November 20, 1998, unless extended (the "Expiration Date"). Restricted Notes tendered pursuant to the Exchange Offer may be withdrawn, subject to the procedures described in the Prospectus, at any time prior to the Expiration Date.

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     To tender Restricted Notes, certificates for Restricted Notes or a
Book-Entry Confirmation, a duly executed and properly completed Letter of Transmittal or a facsimile thereof, and any other required documents, must be received by the Exchange Agent as provided in the Prospectus and the Letter of Transmittal.


     Additional copies of the enclosed material may be obtained from United States Trust Company of New York, the Exchange Agent, by calling (800) 548-6565.

     NOTHING HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY PERSON AS AN AGENT OF THE ISSUERS OR THE EXCHANGE AGENT, OR AUTHORIZE YOU OR ANY OTHER PERSON TO MAKE ANY STATEMENTS ON BEHALF OF EITHER OF THEM WITH RESPECT TO THE EXCHANGE OFFER, EXCEPT FOR STATEMENTS EXPRESSLY MADE IN THE PROSPECTUS AND THE LETTER OF TRANSMITTAL.